Exhibit 99.1

Press Release

RELEASE DATE:	January 22, 2021	Contact:	Jack E. Rothkopf
	At 4:30 p.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FIRST QUARTER FISCAL 2021
 RESULTS

Philadelphia, Pennsylvania (January 22, 2021) –Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Bank (the “Bank”), reported net income of $1.8 million, or $0.23 per diluted share, for the quarter ended December 31, 2020 as compared to $2.5 million or $0.28 per diluted share, for the comparable period in 2019.

Dennis Pollack, President and CEO, commented, “We are very pleased to report continued positive operating results. We are continuing to closely monitor the rapidly challenging environment surrounding the continuing COVID-19 pandemic but remain confident in our long-term strength and stability and our ability to weather the storm of this crisis.  We continue to evaluate and implement strategies to enhance shareholder value including stock repurchase programs and the maintenance of our regular quarterly dividends, but with a focus on protecting our capital in these uncertain times.”

Highlights for the Quarter Ended December 31, 2020

•	Our net loans receivable increased by $17.6 million to $605.9 million at December 31, 2020 compared to $588.3 million at September 30, 2020.
•	On a linked quarter basis, our net interest margin improved to 2.02% for the three months ended December 31, 2020 compared to 1.89% for the three months ended September 30, 2020.
•	The Company repurchased 141,811 shares of its common stock at a weighted average per share cost of $13.83, well below the Company’s book value per share.
•	The Company’s tangible book value per share (non-GAAP) was $15.61 per share at December 31, 2020 as compared to $15.07 at September 30, 2020.
•	As of December 31, 2020 there are no loans on COVID-19 deferral.

Net Interest Income:

For the three months ended December 31, 2020, net interest income amounted to $5.7 million as compared to $6.3 million for the same period in 2019. The decline reflected a $2.1 million decrease in interest income which was partially offset by a decrease of $1.5 million in interest paid on deposits and borrowings. The weighted average yield on interest-earning assets decreased by 35 basis points, to 3.44% for the quarter ended December 31, 2020 from the comparable period in 2019 due to the decline in market rates of interest, in particular as a result of the Federal Reserve’s Open Market Committee’s action to reduce the Federal Funds Rate in early 2020. The weighted average cost of borrowings and deposits decreased 37 basis points to 1.59% for the quarter ended December 31, 2020 from 1.96% for the same period in 2019 due to decreases in market rates of interest noted above which affected both deposit and borrowing costs. The net interest margin remained essentially the same, decreasing slightly to 2.02% during the quarter ended December 31, 2020 from 2.03% for the comparable period in 2019. The slight decline reflected the effects of the composition of the Bank’s deposit base, the intense competition for locally sourced deposits and the increased use of borrowings combined with changes in market rates of interest that are more rapidly reflected in the cost of our interest-bearing liabilities than the yield on our interest-earning assets.

In addition, with the unexpected significant decline in the Wall Street Journal Prime Rate (“WSJ Prime”) during the second half of fiscal 2020 as a result of actions taken to address the COVID-19 pandemic, a significant portion of the Company’s commercial real estate and construction loan loans which generally bear adjustable rates experienced downward adjustments in the interest rates borne by such loans beginning in the third quarter of fiscal 2020.

For the three months ended December 31, 2020, net interest income increased by $317,000 to $5.7 million as compared to $5.4 million for the three months ended September 30, 2020. The increase reflected the effects of a decrease of $226,000, or 5.3%, in interest paid on deposits and borrowings, combined with an increase of $90,000, or 1.0% in interest earned on interest-earning assets. The weighted average rate paid on interest-bearing liabilities decreased from 1.62% to 1.59% while the yield earned on interest-earning assets increased from 3.38% to 3.44%.

Non-Interest Income:

With respect to the quarter ended December 31, 2020, non-interest income amounted to $537,000 as compared to $832,000 for the same quarter in fiscal 2020. Non-interest income was lower in the first quarter of fiscal 2021 as compared to the first quarter of fiscal 2020 primarily due to the recognition of $318,000 in gains from sales of an aggregate of $17.2 million of investment and mortgage-backed securities in the period ended December 31, 2019, which sales were not repeated in the first quarter of fiscal 2021.

Non-Interest Expense:

Non-interest expense remained  relatively stable, increasing modestly from $4.0 million for the three month period ended December 3, 2019 to $4.1 million for the three months ended December 31, 2020.

Income Taxes:

For the three-month period ended December 31, 2020, the Company recorded income tax expense of $286,000, compared to income tax expense of $566,000 for the same period in the prior year.  The reduction in tax expense was primarily due to the decline in net income before taxes for the first quarter of fiscal 2021 as compared to the same period in fiscal 2020.

Balance Sheet:

Total assets decreased by $29.0 million to approximately $1.2 billion at both December 31, 2020 and September 30, 2020.  However, net loans receivable increased $17.6 million to $605.9 million at December 31, 2020 from $588.3 million at September 30, 2020.  Offsetting the increase in net loans were decreases in the investment portfolio of $19.7 million primarily as a result of paydowns of U.S. government agency mortgage-backed securities, while cash and cash equivalents decreased by $26.1 million.

Total liabilities decreased by $32.2 million during the quarter to $1.1 billion at December 31, 2020 due primarily to a $22.5 million decrease in deposits and a $5.4 million decrease in borrowings. The reduction in deposits was primarily due to the maturity of wholesale deposits and certificates of deposit. At December 31, 2020, the Company had FHLB advances outstanding of $279.9 million, as compared to $285.3 million at September 30, 2020 as the Company allowed higher costing FHLB borrowings to run-off as they matured in order to reduce its cost of funds. All of the borrowings have maturities of less than five years.

Total stockholders’ equity increased by $2.1 million to $131.2 million at December 31, 2020 from $129.1 million at September 30, 2020. The increase was primarily due to net income of $1.8 million.  Also contributing to the increase was a $2.7 million increase in the fair value of investment securities held for sale and in connection with interest rate swap arrangements.  These increases were partially offset by stock repurchases totaling $2.0 million and dividend payments totaling $570,000 during the three months ended December 31, 2020.

Asset Quality:

At December 31, 2020, the Company’s non-performing assets totaled $12.8 million or 1.1% of total assets as compared to $13.0 million or 1.1% of total assets at September 30, 2020.  Non-performing assets at December 31, 2020 included five construction loans aggregating $8.4 million, 27 one-to-four family residential mortgage loans aggregating $3.1 million, and three commercial real estate loans aggregating $1.3 million. At December 31, 2020, the Company had four loans totaling $4.9 million that were classified as troubled debt restructurings (“TDRs”). One TDR is on non-accrual and consists of a $404,000 loan secured by a single-family residential property and is performing in accordance with the restructured terms. The three remaining TDRs totaling $4.5 million are also classified as non-accrual and are a part of a lending relationship totaling $10.3 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending March 31, 2017 related to this borrowing relationship). The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower. As previously disclosed, subsequent to the commencement of the litigation, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in June 2017. The Bank moved the underlying litigation noted above with the borrower and the Bank from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings. Fourteen units have been sold in the project and a portion of the proceeds have been applied against the outstanding debt.

The Company recorded no provision for loan losses for the three months ended December 31, 2020 as the $3.0 million provision expense incurred in fiscal 2020, combined with minimal recent charge-offs, was deemed sufficient to maintain the allowance at a level sufficient to cover all inherent and known losses in the current portfolio.  A $125,000 provision expense was required for the comparable period in 2019. During the three months ended December 31, 2020 and 2019, the Company recorded recoveries of $15,000 and $10,000, respectively, and did not record any charge offs in either of the periods. Although our COVID-19 loan deferrals were as high as $149.7 million during portions of fiscal 2020, all existing deferrals had ended by September 30, 2020 and December 31, 2020. All of such loans were current as of December 31, 2020.

The allowance for loan losses totaled $8.3 million, or 1.4% of total loans, and 64.9% of total non-performing loans at December 31, 2020 (which included loans acquired at their fair value as a result of the acquisition of Polonia Bancorp, Inc. (“Polonia”) as of January 1, 2017) as compared to $8.3 million, or 1.4% of total loans and 63.7% of total non-performing loans at September 30, 2020. The Company believes that the allowance for loan losses at December 31, 2020 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

COVID-19 Related Information

As noted above, in response to the current situation surrounding the COVID-19 pandemic, the Company is providing assistance to its customers in a variety of ways.   The Company  participated in the initial Paycheck Protection Program (“PPP”) offered under the CARES Act as a Small Business Administration (“SBA”) lender. We are currently working  with a third party in order for our customers to be able to participate in the updated PPP loan program adopted as part of the COVID-19 stimulus bill enacted in December 2020 as part of the 2021 Consolidated Appropriations Act.

The primary method of relief is to allow the borrower to defer their loan payments for three months (and extending the term of the loan accordingly). The CARES Act and regulatory guidelines suspend temporarily the determination of certain loan modifications related to the COVID‑19 pandemic from being treated as TDRs. See “Asset Quality” discussion above.

While the Company’s banking operations were not restricted by the government stay-at-home orders, the Company took and continues to take steps to protect its employees and customers by providing for remote working for many employees, enhancing cleaning procedures for the Company’s offices, in particular its branch offices, requiring face masks to be worn by employees and maintaining appropriate  social distancing in our offices. The Company continues to assess and monitor the on-going COVID-19 pandemic and will take additional such steps as are necessary to protect its employees and assist its depositor and borrower customers during this difficult time.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one is in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance or conditions relating to the Company and its operations. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic; competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the SEC, including the “Risk Factors” section in its most recent Annual Report on Form 10-K for the year ended September 30, 2020, as supplemented by its quarterly or other reports filed subsequently with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At December 31,	At September 30,
	2020	2020
	(Dollars in Thousands, Except Per Share Data)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$1,193,267	$1,223,353
Cash and cash equivalents	90,958	117,081
Investment and mortgage-backed securities:
Held-to-maturity	22,590	22,860
Available-for-sale	400,966	420,415
Loans receivable, net Goodwill and intangible assets	605,883 6,416	588,300 6,442
Deposits	748,459	770,949
FHLB advances	279,900	285,254
Non-performing loans	12,817	13,037
Non-performing assets	12,817	13,037
Stockholders’ equity	131,245	129,117
Common stock outstanding (shares)	7,996,864	8,138,675
Full-service offices	10	10

	For the Three Months Ended December 31,
	2020	2019
	(Dollars in Thousands, Except Per Share Data)
Selected Operating Data:
Total interest income	$9,689	$11,827
Total interest expense	4,006	5,484
Net interest income	5,683	6,343
Provision for loan losses	-	125
Net interest income after provision for loan losses	5,683	6,218
Total non-interest income	537	832
Total non-interest expense	4,097	4,021
Income before income taxes	2,123	3,029
Income tax expense	286	566
Net income	$1,837	$2,463
Basic earnings per share	$0.23	$0.28
Diluted earnings per share	$0.23	$0.28
Dividends paid per common share	$0.07	$0.07
Tangible book value per share at end of period(1)	$15.61	$15.27
Common shares outstanding (at period end)	7,996,864	8,889,447

Selected Operating Ratios(2):
Average yield on interest-earning assets	3.44%	3.79%
Average rate paid on interest-bearing liabilities	1.59%	1.96%
Average interest rate spread(3)	1.85%	1.83%
Net interest margin(3)	2.02%	2.03%
Average interest-earning assets to average interest-bearing liabilities	111.94%	111.43%
Net interest income after provision for loan losses to total non-interest expense	138.70%	162.94%
Total non-interest expense to total average assets	1.38%	1.24%
Efficiency ratio(4)	65.88%	56.04%
Return on average assets	0.62%	0.76%
Return on average equity	5.59%	6.34%
Average equity to average total assets	11.04%	11.99%

	At or for the Three Months Ended December 31,
	2020	2019
Asset Quality Ratios(5)
Non-performing loans as a percentage of total loans receivable, net(6)	2.12%	2.33%
Non-performing assets as a percentage of total assets(6)	1.07%	1.10%
Allowance for loan losses as a percentage of total loans	1.35%	0.93%
Allowance for loan losses as a percentage of non-performing loans	64.90%	40.22%
Net recoveries to average loans receivable	(0.01)%	(0.01)%

Capital Ratios(7)
Tier 1 leverage ratio:
Company	10.57%	10.43%
Bank	10.42%	10.42%
Tier 1 common equity risk-based capital ratio:
Company	17.11%	18.67%
Bank	16.87%	18.35%
Tier 1 risk-based capital ratio:
Company	17.11%	18.67%
Bank	16.87%	18.35%
Total risk-based capital ratio:
Company	18.31%	19.50%
Bank	18.07%	19.19%

_____________________________________________
(1)	Non-GAAP measure; see reconciliation below.

(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(3)
Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Asset quality ratios and capital ratios are end of period ratios, except for net recoveries to average loans receivable.

(6)
Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being recently restructured and which are initially placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.

(7)
The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company. The ratios are provided for informational purposes only.

Non-GAAP Measures Disclosures:

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate the Company's financial condition and results of operations and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of the Company’s book value and tangible book value (a non-GAAP measure which excludes goodwill and the core deposit intangible resulting from the acquisition of Polonia as of January 1, 2017 from total stockholders’ equity as calculated in accordance with GAAP) at each of the dates presented.

	As of December 31, 2020		As of September 30, 2020		As of December 31, 2019
(In Thousands, Except Per Share Amounts)
	Book Value	Tangible Book Value	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders’ equity	$ 131,245	$ 131,245	$ 129,117	$ 129,117	$ 142,299	$ 142,299
Less intangible assets:
Goodwill	--	6,102	--	6,102	--	6,102
Core deposit intangible	--	314	--	342	--	418
Total intangibles	$ --	$ 6,416	$ --	$ 6,444	$ --	$ 6,520
Adjusted stockholders’ equity	$ 131,245	$ 124,829	$ 129,117	$ 122,673	$ 142,299	$ 135,779
Shares of common stock outstanding	7,996,864	7,996,864	8,138,675	8,138,675	8,889,447	8,889,447
Adjusted book value per share	$16.41	$15.61	$15.86	$15.07	$16.01	$15.27